EXHIBIT (a)(3)
ORBITAL SCIENCES CORPORATION
OFFER TO AMEND THE PORTION OF CERTAIN OUTSTANDING OPTIONS THAT
WERE UNVESTED AS OF DECEMBER 31, 2004
LETTER OF TRANSMITTAL

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON TUESDAY, FEBRUARY 6, 2007, UNLESS THE OFFER IS EXTENDED.
[Name]
[Office Location]
Important: Read the remainder of this Letter of Transmittal before completing and signing pages 2 and 5.
Indicate your decision to accept the Offer to Amend with respect to your Eligible Options identified below by checking on page 2 either (i) the “Amend Entire Eligible Option” box or (ii) the “Amend a Portion of Eligible Option” box for the applicable Eligible Options. If you do not want to accept the Offer to Amend, check on page 2 the “Do Not Amend Eligible Option” box for the applicable Eligible Options. If you do not clearly mark one of those three boxes for your Eligible Options, your election will default to “Do Not Amend Eligible Option” and your Eligible Options will not be amended. ADVERSE TAX CONSEQUENCES MAY APPLY TO ELIGIBLE OPTIONS THAT ARE NOT AMENDED. You are solely responsible for such tax consequences.

Grant	Total Number of	Number of Shares	Exercise Price Per	Adjusted Exercise
Date on the Option	Shares Subject to	Subject to	Share Prior to	Price Per Share if
Agreement	Outstanding Option	Eligible Option	Amendment	Amended

[Date]	[___]	[___]	$[___]	$[___]

[Date]	[___]	[___]	$[___]	$[___]

Check one of the following boxes for each Eligible Option:

Grant Date on the	Amend Entire		Do Not Amend
Option Agreement:	Eligible Option:	Amend a Portion of Eligible Option:	Eligible Option:

[___]	☐	☐	☐
Number of Shares Subject to the Portion of Eligible Option to be Amended: Shares*

[___]	☐	☐	☐
Number of Shares Subject to the Portion of Eligible Option to be Amended: Shares*

* This number cannot be greater than the “Number of Shares Subject to Eligible Option” for applicable grant date, which is set forth in the table on page 1 of this Letter of Transmittal.

Signature:

Date:

IMPORTANT: YOU MUST ALSO COMPLETE AND SIGN ON PAGE 5.

To: Orbital Sciences Corporation
By checking the “Amend Entire Eligible Option” box or “Amend a Portion of Eligible Option” box for any of my Eligible Options on page 2 of this Letter of Transmittal, I understand and agree to all of the following:
1.	I hereby accept the Offer to Amend by Orbital Sciences Corporation, a Delaware corporation (“Orbital” or the “Company”), to amend my Eligible Option in accordance with the terms set forth in (i) the Offer to Amend dated January 5, 2007 (the “Offer to Amend”), of which I hereby acknowledge receipt, and (ii) this Letter of Transmittal (the “Letter of Transmittal” and, together with the “Offer to Amend,” the “Offer”). My Eligible Option consists of that portion of options granted to me under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan, as amended, to purchase shares of Orbital’s common stock, par value $.01 per share (“Orbital common stock”), that has grant date(s) (as set forth in the applicable option agreement(s)) and exercise price(s) per share as set forth on page 1 of this Letter of Transmittal and that (i) was unvested as of December 31, 2004 and (ii) will be outstanding and unexercised as of the expiration of the Offer. All other capitalized terms used in this Letter of Transmittal but not defined herein have the meaning assigned to them in the Offer document.

2.	The Offer is currently set to expire at 5:00 p.m., Eastern Time, on February 6, 2007 (the “Expiration Date”), unless Orbital, in its sole discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

3.	Subject to the terms and conditions of the Offer, on the first business day following the Expiration Date of the Offer, my Eligible Option for which the Offer is accepted will be amended to have the adjusted exercise price per share equal to the amount set forth in the applicable “Adjusted Exercise Price per Share if Amended” column in the table set forth on page 1 of this Letter of Transmittal. The date on which my Eligible Option is amended will constitute the “Amendment Date.” Except for the adjusted exercise price, all the terms and provisions of my amended Eligible Options will be the same as in effect immediately before the amendment.

4.	Until the Expiration Date, I will have the right to withdraw my acceptance of the Offer to amend my Eligible Option. However, after the Expiration Date I will have no withdrawal rights, unless Orbital does not accept my Eligible Option before 12:00 midnight, Eastern Time, on March 6, 2007 (the 40th business day after January 5, 2007). After March 6, 2007, I may then withdraw my acceptance of the Offer at any time prior to Orbital’s acceptance of that option for amendment pursuant to the Offer.

5.	The acceptance of the Offer to amend my Eligible Options pursuant to the procedure described in Section 4—“Procedures for Accepting the Offer to Amend Eligible Options” of the Offer to Amend and the instructions to this Letter of Transmittal will constitute my acceptance of all of the terms and conditions of the Offer. Orbital’s acceptance of my option for amendment pursuant to the Offer will constitute a binding agreement between Orbital and me upon the terms and subject to the conditions of the Offer.

6.	I am the registered holder of the Eligible Options submitted hereby, and my name and other information appearing on the cover page of this Letter of Transmittal are true and correct.

7.	I am not required to accept the Offer to amend my Eligible Options. However, if I do not accept the Offer with respect to such option (or I withdraw my acceptance), then I must take other action on my own with respect to that option in order to bring the option into compliance with Section 409A of the Internal Revenue Code or pay the taxes and penalties under Section 409A (and any similar provisions under state law). I will be solely responsible for any such taxes and penalties.

8.	Orbital cannot give me legal, tax or investment advice with respect to the Offer and has recommended that I consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9.	Under certain circumstances set forth in the Offer document, Orbital may terminate or amend the Offer and postpone its acceptance and amendment of the Eligible Options. If Orbital decides to terminate the Offer under such circumstances and does not accept my Eligible Options for which I have accepted the Offer, Orbital will notify me of such termination and my Eligible Options will not be amended.
I understand that neither Orbital nor the Board of Directors of Orbital is making any recommendation as to whether I should accept or refrain from accepting the Offer with respect to my Eligible Options, and that I must make my own decision whether to accept the Offer with respect to my Eligible Options, taking into account my own personal circumstances and preferences.

SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized
Signatory)

(Optionee’s name)

Date:

(Capacity of Authorized Signatory, if applicable)

E-mail address:

Daytime Telephone: ( )

Please read the instructions on pages 6 and 7 of this Letter of Transmittal and then complete, sign and date the table on page 2 and the signature block above and return the entire Letter of Transmittal (including the instructions) no later than 5:00 p.m., Eastern Time, on February 6, 2007, via facsimile at (703) 406-5572, e-mail at hoang.vanessa@orbital.com, interoffice mail, hand delivery, overnight courier or U.S. mail to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn.: Vanessa Hoang.
IMPORTANT: DELIVERY OF THIS LETTER OF TRANSMITTAL IS AT THE RISK OF THE SUBMITTING OPTION
HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter of Transmittal, and any other documents required by this Letter of Transmittal, must be received by Orbital by 5:00 p.m., Eastern Time, on the Expiration Date via facsimile at (703) 406-5572, e-mail at hoang.vanessa@orbital.com, interoffice mail, hand delivery, overnight courier or U.S. mail to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn.: Vanessa Hoang.

Delivery will be deemed made only when actually received by Orbital. It is your responsibility to ensure that your Letter of Transmittal has been received by the Expiration Date. You should allow sufficient time to ensure timely delivery.

Acceptance of the Offer with respect to Eligible Options may be withdrawn up to 5:00 p.m., Eastern Time, on the Expiration Date. If the Offer is extended by Orbital beyond that time, you may withdraw your acceptance of the Offer with respect to your Eligible Option at any time until the extended expiration of the Offer. In addition, if Orbital does not accept your Eligible Option before 12:00 midnight, Eastern Time, on March 6, 2007, you may withdraw your acceptance of the Offer with respect to your Eligible Option at any time thereafter until that option is accepted for amendment. To validly withdraw your acceptance, you must deliver a properly completed and duly executed Withdrawal Form while you still have the right to withdraw your acceptance of the Offer. Withdrawals may not be rescinded, and any acceptance withdrawn will thereafter be deemed not properly accepted for purposes of the Offer, unless the withdrawn acceptance is subsequently overridden by delivery of a new, properly completed and duly executed Letter of Transmittal prior to the Expiration Date by following the procedures described above and in the Offer to Amend.

Orbital will not accept any alternative, conditional or contingent acceptance. All persons accepting the Offer with respect to Eligible Options shall, by execution of this Letter of Transmittal, waive any right to receive any notice of Orbital’s acceptance of their Eligible Options, except as provided for in the Offer.

2.	Acceptance. If you intend to accept the Offer with respect to your Eligible Options, you must complete the table and sign on page 2 of this Letter of Transmittal and complete and sign on page 5 of this Letter of Transmittal. If you decide to accept the Offer with respect to your Eligible Options, you must state whether you accept the Offer to amend (a) your entire Eligible Options or (b) a portion of your Eligible Options (in which case you must also state the number of shares subject to the portion of Eligible Options that you wish to have amended).

3.	Signatures on the Letter of Transmittal. Except as otherwise provided in the next sentence, the optionee must sign this Letter of Transmittal where indicated on pages 2 and 5. If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Orbital of the authority of such person so to act must be submitted with this Letter of Transmittal.

4.	Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend or this Letter of Transmittal, should be directed to Vanessa Hoang by telephone at (703) 406-5505 or by e-mail at hoang.vanessa@orbital.com.

5.	Irregularities. Orbital will determine, in its reasonable discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer. Orbital will also decide, in its reasonable discretion, all questions as to (i) the portion of each option grant that qualifies as an Eligible Option for purposes of the Offer; and (ii) the number of shares of Orbital common stock comprising the Eligible Options. Orbital’s determination of such matters will be final and binding on all parties. Orbital reserves the right to reject any acceptances of the Offer it determines do not comply with the conditions of the Offer, not to be in proper form or the acceptance of which to be unlawful. Orbital also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the acceptance of the Offer, and Orbital’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No acceptance of the Offer to amend a submitting holder’s Eligible Options will be deemed to be properly made until all defects and irregularities have been cured by the submitting holder or waived by Orbital. Unless waived, any defects or irregularities in connection with any acceptance of the Offer must be cured within such time as Orbital shall determine. Neither Orbital nor any other person is or will be obligated to give notice of any defects or irregularities in acceptance of the Offer, and no person will incur any liability for failure to give any such notice. If the table on page 2 of this Letter of Transmittal includes options that are not eligible for the Offer, Orbital will not accept those options for amendment, but Orbital does intend to accept for amendment any properly submitted acceptances of the Offer to amend the Eligible Option set forth in that table.

6.	Important Tax Information. You should refer to Section 2—“Purpose of the Offer” and Section 15—“Material U.S. Federal Income Tax Consequences” of the Offer and the “Certain Risks of Participating in the Offer” section of the Offer to Amend, each of which contains important U.S. federal tax information concerning the Offer. All optionees with Eligible Options are recommended to consult with their own tax advisors as to the consequences of their participation or refusal to participate in the Offer.

7.	Copies. You should make a copy of this Letter of Transmittal, after you have completed and signed it, for your records.
IMPORTANT: THIS LETTER OF TRANSMITTAL TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE
RECEIVED BY 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE VIA FACSIMILE AT (703) 406-5572,
E-MAIL AT HOANG.VANESSA@ORBITAL.COM, INTEROFFICE MAIL, HAND DELIVERY, OVERNIGHT COURIER OR
U.S. MAIL TO ORBITAL SCIENCES CORPORATION, 21839 ATLANTIC BOULEVARD, DULLES, VIRGINIA 20166,
ATTN.: VANESSA HOANG.